AMENDED AND RESTATED
ARTICLE OF INCORPORATION
OF
WAZZNEW, INC.
a California Corporation

                FIRST.  The name of the corporation is WazzNew, Inc.
                SECOND.  The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
                THIRD.  (a) The corporation is authorized to issue two classes of shares, each with $0.0001 as par value, designated "Common Stock" and "Preferred Stock", respectively.  The number of shares of Common Stock to be issued is one hundred million (100,000,000) shares and the number of shares of Preferred Stock authorized to be issued is five million (5,000,000) shares.
                (b) The Preferred Stock may be divided into such number of series as the board of directors may determine.  The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number shares of any series subsequent to the issue of the shares of that series.
                FOURTH.  The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty shall be eliminated to the fullest extent permissible under California law.  The corporation is authorized to indemnify its directors and officers to the fullest extent permissible under California law.
                IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on the date below.
Date:  March 9, 2010
WAZZNEW, INC.
By: /s/ Wei-Bong Shiao
Wei-Bong Shiao, Chief Executive Officer